Exhibit 99.1

February 1, 2019

Dear Shareholder:

Enclosed (unless you have direct deposit) is your February 1, 2019, dividend for Civista Bancshares, Inc.

Our fourth quarter 2018 earnings and year-to-date results will be released on February 15, 2019 and earnings will be posted to our corporate website at CIVB.com.

2018 was a very busy and successful year for us. We are now approximately $2.1 billion in asset size with 35 branches and three loan production offices. We operate in 12 Ohio counties, two southeast Indiana counties, and one northern Kentucky county. This past year we had strong loan growth and we had net interest margin expansion as our balance sheet has been positioned to benefit from a rising rate environment and we have controlled our funding costs relative to our peers. Our asset quality remains strong.

We completed a number of projects throughout the year. We closed the United Community Bancorp acquisition in September 2018, and some of our other more noteworthy accomplishments included the redesign of our bank website, Civista.bank. The website is now more user friendly and easier to navigate and should provide the user with quicker access to information. We also implemented a product called Branch Anywhere, an innovative mobile strategy that can be used with electronic devices such as smartphones and iPads and is integrated with our core system. This product allows our bankers to be more mobile and to meet with existing and potential customers throughout our branch footprint and outside the bank at their convenience. There were a number of other projects completed that focused on improving the customer experience and providing greater security of your information.

You will be receiving your annual report and proxy by mid-March. In it, we will provide you more detail and narrative on our 2018 performance. As always, I encourage you to read the material and vote your shares. Your votes and comments are important. We do look at this.

The annual shareholders meeting is April 16, 2019 at 10:00 AM at the Firelands Campus of BGSU in Huron, Ohio. We hope to see you there.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller	Dennis G. Shaffer
Chairman	CEO and President

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.